Exhibit 99.1

August 4, 2022
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
First Quarter Fiscal 2023 Results

Minneapolis, Minn, August 4, 2022 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months ended July 3, 2022, its first quarter of fiscal 2023.

First Quarter Fiscal Year 2023 Highlights:

•Record quarterly sales of $246.5 million, a 36% year-over-year increase.
•Record quarterly gross profit of $46.7 million, a 20% increase over the prior year, contributing to record quarterly operating income of $27.9 million, a 26% year-over-year increase.
•Record quarterly diluted earnings per share (EPS) of $0.94, 19% higher than the same period last year.
•Record quarterly earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), a non-GAAP measure, of $34.3 million, an 18% increase over the same period of the prior year.
•Increased number of shares available to be repurchased under the Company's share repurchase program by 1 million.
•Completed expansion of our Centralia, Illinois manufacturing facility, adding 50% more capacity to support future growth mainly for our food ingredients and specialty agricultural businesses.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“Our first quarter of fiscal 2023 showed the continued strength of our business. We generated 36% sales growth, which is our third quarter in a row of more than 30% sales growth and our sixth quarter in a row of more than 20% sales growth. We continued to add new customers in the quarter and have consistently done so over the past five years, growing our customer base at a seven percent compounded annual growth rate over the last five years. Our improved performance was spread across all three segments, each growing revenue by double-digits. We continue to manage rising raw material costs, which had a negative impact on gross profits in the quarter as we recorded a charge of $3.8 million for LIFO expense, $2 million more than the first quarter of last year. Even with the additional expense we still recorded record gross profit of $47 million.”

Mr. Hawkins continued, “While growing our top line is an important part of our strategy, we are also intensely focused on driving profitability. We demonstrated this by achieving our 17th consecutive quarter of year-over-year operating income growth. We did this in the face of operating cost inflation, rising raw materials costs, and unfavorable LIFO reserve adjustments, which all negatively impacted our profitability. We will continue to manage our cost structure over time to drive profitability and to maintain our strong balance sheet. Lastly, I want to thank our customers, suppliers, and employees, as without them this growth would not be possible”

First Quarter Financial Highlights:

NET INCOME

For the first quarter of fiscal 2023, the Company reported net income of $19.7 million, or $0.94 per diluted share, compared to net income for the first quarter of fiscal 2022 of $16.6 million, or $0.79 per diluted share.

REVENUE

Sales were $246.5 million for the first quarter of fiscal 2023, an increase of 36%, from sales of $181.2 million for the same period a year ago, driven primarily by price increases. Industrial segment sales increased $38.8 million, or 45%, to $124.7 million for the current quarter, from $85.9 million for the same period a year ago. The growth in Industrial segment sales was driven primarily by increased selling prices on many of our products driven by higher costs on many of our raw materials as well as a product mix shift to more sales of our food ingredient products, which typically have higher margins. Water Treatment segment sales increased $22.3 million, or 40%, to $78.5 million for the current quarter, from $56.2 million for the same period a year ago. Water Treatment sales growth was a result of increased selling prices on many of our products driven by higher costs on many of our raw materials, increased demand for our products and the added sales from acquisitions. Sales for our Health and Nutrition segment increased $4.1 million, or 10%, to $43.3 million for the current quarter, from $39.2 million for the same period a year ago. Health and Nutrition segment sales increased due to sales growth of our manufactured products, partially offset by a decrease in sales of our specialty distributed products.

GROSS PROFIT

Gross profit increased $7.7 million, or 20%, to $46.7 million, or 19% of sales, for the current quarter, from $39.0 million, or 22% of sales, for the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $3.8 million, primarily due to rising raw material prices. In the same quarter a year ago, the LIFO reserve increased, and gross profit decreased, by $1.8 million. Gross profit for the Industrial segment increased $5.7 million, or 40%, to $20.0 million, or 16% of sales, for the current quarter, from $14.3 million, or 17% of sales, for the same period a year ago. Total Industrial segment gross profit increased as a result of sales growth and product mix shift, partially offset by the decrease in gross profits as a result of the increased LIFO reserve. Gross profit for the Water Treatment segment increased $2.8 million, or 17%, to $19.0 million, or 24% of sales, for the current quarter, from $16.2 million, or 29% of sales, for the same period a year ago. Gross profit in our Water Treatment segment increased as a result of sales growth, partially offset by the decrease in gross profits as a result of the increased LIFO reserve. Gross profit for our Health and Nutrition segment decreased $0.7 million, or 8%, to $7.8 million, or 18% of sales, for the current quarter, from $8.5 million, or 22% of sales, for the same period a year ago. While sales increased year over year, the decrease in gross profit was a result of inventory adjustments made to increase reserves for excess product on hand.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased $2.0 million to $18.9 million, or 8% of sales, for the current quarter, compared to $16.9 million, or 9% of sales, for the same period a year ago. The increase was mainly a result of added costs associated with the acquired businesses in our Water Treatment segment, as well as increased variable expenses. Partially offsetting the increase was a reduction of $0.8 million to compensation expense as a result of losses incurred on investments held for our non-qualified deferred compensation plan, as compared to a $0.2 million increase in compensation expense in the same quarter a year ago as a result of gains incurred. These amounts were offset by similar amounts recorded in other (expense) income.

ADJUSTED EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended July 3, 2022 was $34.3 million, an increase of $5.2 million, or 18%, from $29.1 million for the same period a year ago. The increase was primarily due to improved gross profit.

INCOME TAXES

Our effective income tax rate was 25% for the current quarter, compared to 24% in the same period a year ago. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.

BALANCE SHEET

Working capital needs increased, which is typical for the first quarter, because we received a large number of shipments of raw materials on barges that increased our inventory. Accounts receivable also increased due to our revenue growth in the quarter. Combined with variable compensation payouts in the quarter, additional capital expenditures to support future growth, and share repurchases, our debt level in the quarter increased slightly. We anticipate our cash flow generated in future quarters will allow us to reduce our debt.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 49 facilities in 24 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $775 million of revenue in fiscal 2022 and has approximately 800 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended
(In thousands)	July 3, 2022	June 27, 2021
Net Income (GAAP)	$19,695	$16,628
Interest expense, net	929	349
Income tax expense	6,477	5,373
Amortization of intangibles	1,757	1,581
Depreciation expense	4,801	4,354
Non-cash compensation expense	595	799
Non-recurring acquisition expenses	—	2
Adjusted EBITDA	$34,254	$29,086

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	July 03, 2022	June 27, 2021
Sales	$246,543	$181,241
Cost of sales	(199,794)	(142,267)
Gross profit	46,749	38,974
Selling, general and administrative expenses	(18,885)	(16,856)
Operating income	27,864	22,118
Interest expense, net	(929)	(349)
Other (expense) income	(763)	232
Income before income taxes	26,172	22,001
Income tax expense	(6,477)	(5,373)
Net income	$19,695	$16,628

Weighted average number of shares outstanding - basic	20,908,823	21,034,302
Weighted average number of shares outstanding - diluted	21,033,549	21,178,320
Basic earnings per share	$0.94	$0.79
Diluted earnings per share	$0.94	$0.79
Cash dividends declared per common share	$0.1400	$0.1225

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	July 3, 2022	April 3, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,995	$3,496
Trade accounts receivables, net	138,775	122,826
Inventories	104,988	94,985
Prepaid expenses and other current assets	3,864	6,431
Total current assets	253,622	227,738
PROPERTY, PLANT, AND EQUIPMENT:	313,186	304,055
Less accumulated depreciation	146,739	142,209
Net property, plant, and equipment	166,447	161,846
OTHER ASSETS:
Right-of-use assets	9,976	10,606
Goodwill	77,401	77,401
Intangible assets, net of accumulated amortization	78,435	80,193
Deferred compensation plan asset	7,285	6,783
Other	3,238	2,761
Total other assets	176,335	177,744
Total assets	$596,404	$567,328
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$56,376	$66,693
Accrued payroll and employee benefits	9,658	19,034
Income tax payable	6,684	39
Current portion of long-term debt	9,913	9,913
Short-term lease liability	1,456	1,657
Container deposits	1,557	1,558
Other current liabilities	2,519	2,572
Total current liabilities	88,163	101,466
LONG-TERM DEBT, LESS CURRENT PORTION	149,166	115,644
LONG-TERM LEASE LIABILITY	8,665	9,143
PENSION WITHDRAWAL LIABILITY	4,186	4,276
DEFERRED INCOME TAXES	23,594	23,422
DEFERRED COMPENSATION LIABILITY	8,082	8,402
OTHER LONG-TERM LIABILITIES	1,271	2,374
Total liabilities	283,127	264,727
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,807,338 and 20,889,777 shares issued and outstanding as of July 3, 2022 and April 3, 2022, respectively	208	209
Additional paid-in capital	40,192	46,717
Retained earnings	271,121	254,384
Accumulated other comprehensive income	1,756	1,291
Total shareholders’ equity	313,277	302,601
Total liabilities and shareholders’ equity	$596,404	$567,328

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three Months Ended
	July 3, 2022	June 27, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,695	$16,628
Reconciliation to cash flows:
Depreciation and amortization	6,558	5,935
Operating leases	476	481
Loss (Gain) on deferred compensation assets	763	(232)
Stock compensation expense	595	799
Other	273	67
Changes in operating accounts providing (using) cash:
Trade receivables	(15,857)	(316)
Inventories	(10,003)	(4,079)
Accounts payable	(8,442)	868
Accrued liabilities	(11,043)	(10,159)
Lease liabilities	(521)	(572)
Income taxes	6,645	5,393
Other	1,466	8
Net cash (used in) provided by operating activities	(9,395)	14,821
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(11,640)	(2,155)
Other	113	26
Net cash used in investing activities	(11,527)	(2,129)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(2,958)	(2,600)
New shares issued	986	—
Payroll taxes paid in exchange for shares withheld	(1,550)	(1,467)
Shares repurchased	(6,557)	(3,401)
Payments on revolving loan	(6,500)	(3,000)
Proceeds from revolving loan borrowings	40,000	—
Net cash provided by (used in) financing activities	23,421	(10,468)
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,499	2,224
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,496	2,998
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,995	$5,222

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$721	$292
Noncash investing activities - capital expenditures in accounts payable	$1,858	$497

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total
Three months ended July 3, 2022:
Sales	$124,710	$78,490	$43,343	$246,543
Gross profit	20,009	18,953	7,787	46,749
Selling, general, and administrative expenses	6,385	8,701	3,799	18,885
Operating income	13,624	10,252	3,988	27,864
Three months ended June 27, 2021:
Sales	$85,850	$56,238	$39,153	$181,241
Gross profit	14,254	16,234	8,486	38,974
Selling, general, and administrative expenses	6,241	7,062	3,553	16,856
Operating income	8,013	9,172	4,933	22,118

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in regulations, availability of technological improvements, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2022, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com